Exhibit 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666   FAX: 440/632-1700

www.middlefieldbank.com

PRESS RELEASE

Contact:	James R. Heslop, 2nd

                Executive Vice President/Chief Operating Officer

                (440) 632-1666 Ext. 3219

                jheslop@middlefieldbank.com

Middlefield Banc Corp. Reports Earnings for Third Quarter and Year-to-Date 2013

MIDDLEFIELD, OHIO, October 31, 2013 ¿¿¿¿ Middlefield Banc Corp. (OTCQB: MBCN) reported financial results for the three and nine months ended September 30, 2013.

Net income for the three month period ended September 30, 2013 was $1.9 million, compared to $1.8 million for the same period of 2012. On a per share basis, net income for the third quarter of 2013 was $0.92 per diluted share, compared to $0.93 for the third quarter of 2012. For the nine months ended September 30, 2013 net income was $5.2 million, while the net income for the comparable period of 2012 was $5.0 million. On a per share basis, net income for the nine months ended September 30, 2013 was $2.58 per diluted share. For the same period of 2012, net income per diluted share was $2.65.

Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the 2013 third quarter were 13.66% and 1.12%, respectively, compared with 16.57% and 1.12% for the third quarter of 2012. ROE and ROA were 12.74% and 1.05%, respectively, for the nine month period of 2013. Comparable results for the 2012 nine month period were 15.26% and 1.02%, respectively.

“We are pleased with our quarter and year-to-date results,” stated Thomas G. Caldwell, President and Chief Executive Officer. “With an economy that is growing very slowly, we continue to encounter pockets of soft loan demand. In response, our team has become even more cohesive and continues to develop strong relationships within our markets, while remaining mindful of the necessity of proper expense control. To have been able to achieve these results during a period of continued economic and regulatory uncertainty is testament to our strong staff and keen community banking focus.”

“Our diligence in maintaining our community banking focus is key to our success. We will continue to expand our business development efforts to drive prudent asset growth. We will remain firmly focused on delivering excellent customer service, increasing value to our shareholders, and operating our company under safe and sound banking principles,” Caldwell concluded.

Net Interest Income

Net interest income for the 2013 third quarter of $5.8 million was 1.8% higher than the $5.7 million reported for the same quarter of 2012. The 2013 nine month period saw net interest income of $17.0 million as compared to $16.9 million reported for the same period of 2012, an increase of 1.0%. The net interest margin for the third quarter of 2013 increased 3 basis points to 4.05% compared to the 4.02% reported for the year-ago quarter. The net interest margin for the 2013 nine month period was 4.03%, an 8 basis point increase from the 3.95% reported for 2012.

Noninterest Income and Operating Expenses

Noninterest income decreased for both the three and nine month periods. The company experienced increases in revenue from deposit services charges and in other income which was offset by a decrease in the recognized gains on investment securities. During the third quarter of 2012, a gain of $0.2 million related to the sale of certain investment securities was recognized. In 2013 third quarter, no sales of securities took place. The first nine months of 2013 saw the company report a gain on the sale of securities equal to $0.2 million, while the same period of 2012 had a gain on the sale of securities of $0.4 million.

Noninterest expense for the third quarter of 2013 totaled $4.1 million, equaling the $4.1 million reported for the third quarter of 2012. Increases in salaries and employee benefits, occupancy, equipment expense and professional fees were nearly equally matched by reductions in Federal deposit insurance premiums and the recognition of a gain on the disposition of other real estate owned. For the first nine months of 2013, total noninterest expense of $12.1 million was $0.1 million more than the 2012 comparable period. The primary factors were nearly consistent with those of the third quarter.

Balance Sheet

The company’s total assets at September 30, 2013 stood at $658.1 million, a decrease of $12.1 million, or 1.8%, from the figure reported at December 31, 2012. Net loans at September 30, 2013 were $411.2 million, representing an increase of $10.6 million, or 2.6%, over the year-end 2012 position. Total deposits stood at $579.2 million as of September 30, 2013. This figure represents a decrease of $14.1 million, or 2.4%, from year-end 2012. The investment portfolio, which is entirely classified as available for sale, was $180.8 million at September 30, 2013. This reflects a decrease of $13.7 million from December 31, 2012, with the funds being utilized for loan growth and deposit run-off.

Shareholders’ Equity and Dividends

At September 30, 2013, shareholders’ equity totaled $52.5 million, a decrease of $2.9 million, or 5.2%, from the $55.4 million reported at December 31, 2012, and a decrease of $2.6 million, or 4.6%, from the September 30, 2012 figure of $55.1 million. This change primarily results from certain mark-to-market adjustments in securities available for sale due to increases in long-term interest rates, offset by an increase in retained earnings. Tangible book value per share at September 30, 2013 was $23.59. The comparable figure at September 30, 2012, was $25.37. The decrease in tangible book value per share was also the result of the aforementioned mark-to-market adjustments in securities available for sale. Shareholders received a cash dividend of $0.26 per share in the third quarter of both 2013 and 2012.

Asset Quality

For the three months ended September 30, 2013, management added $0.2 million to the allowance for loan losses, which compares to $0.1 million for the same period of 2012. The comparable nine month figures are $0.8 million for 2013 and $1.2 million for 2012. Net charge-offs for the first nine months of 2013 were $0.7 million, or 0.23% of average loans. Figures for the comparable period of 2012 were $0.8 million and 0.28% of average loans, respectively. The allowance for loan losses at September 30, 2013 stood at $7.8 million, or 1.87% of total loans. At September 30, 2012, the allowance for loan losses was $7.2 million, representing 1.75% of total loans.

The following table provides a summary of asset quality and allowance for loan loss coverage ratios.

	Asset Quality History

	(dollars in thousands)
	9/30/2013	12/31/2012	9/30/2012	12/31/2011	12/31/2010
Nonperforming loans	$13,607	$14,194	$15,404	$24,546	$19,986
Real estate owned	2,719	1,846	2,332	2,196	2,302
Nonperforming assets	$16,326	$16,040	$17,736	$26,742	$22,288
Allowance for loan losses	$7,821	$7,779	$7,173	$6,819	$6,221
Ratios:
Nonperforming loans to total loans	3.25%	3.48%	3.76%	6.12%	5.37%
Nonperforming assets to total assets	2.48%	2.39%	2.67%	4.09%	3.52%
Allowance for loan losses to total loans	1.87%	1.90%	1.75%	1.70%	1.67%
Allowance for loan losses to nonperforming loans	57.48%	54.80%	46.57%	27.78%	31.13%

Middlefield Banc Corp. headquartered in Middlefield, Ohio is a multi-bank holding company with total assets of $658.1 million. The company’s lead bank, The Middlefield Banking Company, operates full service banking centers and a LPL Financial® brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury, and Orwell. The company also serves the central Ohio market through its Emerald Bank subsidiary, with offices in Dublin and Westerville, Ohio. Additional information is available at www.middlefieldbank.com and www.emeraldbank.com

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

September 30, 2013 and 2012 and December 31, 2012

Balance Sheet (period end)	(unaudited) September 30, 2013	December 31, 2012	(unaudited) September 30, 2012
(Dollar amounts in thousands)
Assets
Cash and due from banks	$21,124	$33,568	$32,735
Federal funds sold	11,069	11,778	19,871

Cash and cash equivalents	32,193	45,346	52,606
Investment securities available for sale	180,771	194,473	179,140
Loans:	419,060	408,433	409,175
Less: reserve for loan losses	7,821	7,779	7,173

Net loans	411,239	400,654	402,002
Premises and equipment	8,555	8,670	8,701
Goodwill	4,559	4,559	4,559
Core deposit intangible	161	195	215
Bank-owned life insurance	8,745	8,536	8,465
Accrued interest receivable and other assets	11,918	7,855	8,493

Total Assets	$658,141	$670,288	$664,181

	September 30, 2013	December 31, 2012	September 30, 2012
Liabilities and Stockholders’ Equity
Noninterest-bearing demand deposits	$81,760	$75,912	$70,505
Interest-bearing demand deposits	59,799	63,915	65,164
Money market accounts	77,118	81,349	72,831
Savings deposits	179,581	175,406	174,273
Time deposits	180,964	196,753	201,965

Total Deposits	579,222	593,335	584,738
Short-term borrowings	10,575	6,538	6,518
Federal funds purchased	1,639	—	—
Other borrowings	12,261	12,970	15,836
Accrued interest and other liabilities	1,915	2,008	2,003

Total Liabilities	605,612	614,851	609,095
Common equity	34,833	34,295	34,082
Retained earnings	26,123	22,485	21,736
Accumulated other comprehensive income (loss)	(1,693)	5,391	6,002
Treasury stock	(6,734)	(6,734)	(6,734)

Total Stockholders’ Equity	52,529	55,437	55,086

Total Liabilities and Stockholders’ Equity	$658,141	$670,288	$664,181

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

September 30, 2013 and 2012

(Dollar amounts in thousands)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
INTEREST INCOME
Interest and fees on loans	$5,754	$5,810	$16,876	$16,988
Interest-bearing deposits in other institutions	6	7	23	19
Federal funds sold	4	6	12	13
Investment securities
Taxable interest	610	749	1,909	2,455
Tax-exempt interest	782	749	2,259	2,249
Dividends on FHLB Stock	18	21	56	73

Total interest income	7,174	7,342	21,135	21,797
INTEREST EXPENSE
Deposits	1,170	1,418	3,686	4,349
Short-term borrowings	41	61	140	219
Other borrowings	42	78	132	244
Trust preferred securities	75	45	156	122

Total interest expense	1,328	1,602	4,114	4,934

NET INTEREST INCOME	5,846	5,740	17,021	16,863
Provision for loan losses	153	143	766	1,193

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	5,693	5,597	16,255	15,670

NONINTEREST INCOME
Service charges on deposits	510	481	1,468	1,383
Earnings on bank-owned life insurance	66	71	209	208
Other income	232	164	643	555
Gain on sale of loans	—	—	—	85
Net securities gains	—	152	175	448

Total non-interest income	808	868	2,495	2,679
NONINTEREST EXPENSE
Salaries and employee benefits	1,872	1,705	5,649	5,255
Occupancy expense	273	233	795	703
Equipment expense	228	186	603	557
Data processing costs	209	184	609	574
Ohio state franchise tax	164	160	467	417
Federal deposit insurance expense	135	250	353	751
Professional fees	316	270	883	670
(Gain)Loss on sale of other real estate owned	(35)	188	(40)	238
Other operating expense	953	946	2,745	2,780

Total non-interest expense	4,115	4,122	12,064	11,945

Income before income taxes	2,386	2,343	6,686	6,404
Provision for income taxes	521	494	1,479	1,392

NET INCOME	$1,865	$1,849	$5,207	$5,012

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Per common share data
Net income per common share - basic	$0.92	$0.93	$2.59	$2.66
Net income per common share - diluted	$0.92	$0.93	$2.58	$2.65
Dividends declared	$0.26	$0.26	$0.78	$0.78
Book value per share(period end)	$25.92	$27.77	$25.92	$27.77
Tangible book value per share (period end)	$23.59	$25.37	$23.59	$25.37
Dividend payout ratio	27.99%	27.80%	30.13%	29.57%
Average shares outstanding - basic	2,022,490	1,978,181	2,013,217	1,887,497
Average shares outstanding -diluted	2,029,420	1,983,863	2,021,198	1,891,733
Period ending shares outstanding	2,026,569	1,983,404	2,026,569	1,983,404

Selected ratios
Return on average assets	1.12%	1.12%	1.05%	1.02%
Return on average equity	13.66%	16.57%	12.74%	15.26%
Yield on earning assets	4.92%	5.07%	4.93%	5.03%
Cost of interest-bearing liabilities	1.01%	1.20%	1.04%	1.23%
Net interest spread	3.91%	3.87%	3.89%	3.79%
Net interest margin	4.05%	4.02%	4.03%	3.95%
Efficiency (1)	58.31%	58.94%	57.31%	57.70%
Tier 1 capital ratio	8.70%	7.92%	8.70%	7.92%

(1)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

	(unaudited)	(unaudited)
	September 30,	September 30,
Asset quality data	2013	2012
(Dollar amounts in thousands)
Nonaccrual loans	$9,223	$13,135
Troubled debt restructuring	3,621	2,173
90 days past due and accruing	764	96

Nonperforming loans	13,607	15,404
Other real estate owned	2,719	2,332

Nonperforming assets	$16,326	$17,736

Allowance for loan losses	$7,821	$7,173
Allowance for loan losses/total loans	1.87%	1.75%
Net charge-offs:
Quarter-to-date	$81	$722
Year-to-date	724	839
Net charge-offs to average loans (annualized)
Quarter-to-date	0.08%	0.72%
Year-to-date	0.23%	0.28%
Nonperforming loans/total loans	3.25%	3.76%
Allowance for loan losses/nonperforming loans	57.48%	46.57%

Loans	September 30, 2013	September 30, 2012
(Dollar amounts in thousands)
Commercial and industrial	$50,265	$65,323
Real estate - construction	25,487	21,322
Real estate - mortgage
Residential	203,312	205,433
Commercial	135,760	112,867
Consumer installment	4,236	4,230

Total Loans	$419,060	$409,175